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                                                                   EXHIBIT 10.22

April 5, 2004

Mr. Graham T. Allison, Jr.
Elisabeth Allison, Ph.D.
69 Pinehurst Road
Belmont, Massachusetts 02478

Dear Dr. and Mr. Allison:

      As you know, Color Kinetics Incorporated (the "Company") entered into a letter agreement with you, dated December 14, 2001 (the "Letter Agreement") in connection with the Series E Convertible Preferred Stock financing of the Company. In the Letter Agreement, the Company agreed to use its best efforts after the closing of the Series E Financing to secure the election as a director of one person nominated by you and mutually agreed upon by the Company and the Company's Board of Directors. At the time of the Letter Agreement it was the intention of the Company and you that the Company's obligations under the Letter Agreement would bind the Company only during the period prior to the initial public offering of the Company's capital stock. In order to make this understanding explicit, please sign in the space provided below to indicate your agreement with the Company that the Letter Agreement shall terminate, and be of no further force or effect, upon the closing of the Company's first public offering of its capital stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

      Thank you in advance for your prompt attention to this matter.


/s/ Elisabeth Allison                           Color Kinetics Incorporated
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Elisabeth Allison
                                                By:/s/George Mueller
/s/Graham Allison                                  -----------------
-----------------                               George Mueller
Graham Allison                                  Chief Executive Officer